CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-82544 on Form N-1A of our report dated February 26, 2020, relating to the financial statements and financial highlights of Lord Abbett Mid Cap Stock Fund, Inc. appearing in the Annual Report on Form N-CSR of Lord Abbett Mid Cap Stock Fund, Inc. for the year ended December 31, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 24, 2020